UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

COMERICA INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	38-1998421
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Comerica Bank Tower 1717 Main Street, MC 6404 Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/40th interest in a share of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-277000

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, no par value per share (the “Series B Preferred Stock”), of Comerica Incorporated (the “Registrant”). The descriptions of the Series B Preferred Stock and the Depositary Shares are contained in (i) the Registrant’s prospectus, dated February 9, 2024, included in the Registrant’s registration statement on Form S-3 (File No. 333-277000) under the captions “Description of Capital Stock” and “Description of Depositary Shares” and (ii) the Registrant’s prospectus supplement, dated August 4, 2025, under the captions “Description of the Series B Preferred Stock” and “Description of the Depositary Shares,” which sections are incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of Comerica Incorporated (filed as Exhibit 3.2 to Registrant’s Current Report on Form 8-K dated August 4, 2010, and incorporated herein by reference).

3.2	Certificate of Amendment to Restated Certificate of Incorporation of Comerica Incorporated (filed as Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and incorporated herein by reference).

3.3	Certificate of Designations of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, of Comerica Incorporated, dated August 7, 2025.

3.4	Amended and Restated Bylaws of Comerica Incorporated (filed as Exhibit 3.3 to Registrant’s Current Report on Form 8-K dated November 3, 2020, and incorporated herein by reference).

4.1	Form of Deposit Agreement, by and among the Registrant, Computershare Inc., Computershare Trust Company, N.A. and the holders from time to time of the depositary receipts issued thereunder.

4.2	Form of Depositary Receipt (included in Exhibit 4.1).

4.3	Form of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B Certificate of Comerica Incorporated (included as Exhibit A to Exhibit 3.3).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 8, 2025

COMERICA INCORPORATED

By:	/s/ James J. Herzog
Name:	James J. Herzog
Title:	Senior Executive Vice President and Chief Financial Officer